Exhibit 6.17

SlideBelts Inc.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

SlideBelts Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.                  This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 30, 2017 (the “Certificate of Incorporation”).

2.                  Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 121,500,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which 20,000,000 are designated as Class C Common Stock (“Class C Common Stock”), 1,500,000 are designated as Class B Common Stock (“Class B Common Stock”), and 100,000,000 are designated as Class A Common Stock (“Class A Common Stock” and, together with the Class C Common Stock and Class B Common Stock, the “Common Stock”). The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Class A Common Stock, the Class B Voting Common Stock, and the Class C Common Stock are identical other than in respect of voting and conversion rights and a special dividend preference set forth in paragraphs (a), (c) and (d) of this Article FOURTH, and for all other purposes under this Certificate of Incorporation, including without limitation, dividends, liquidation, stock splits, subdivisions, combinations and the like, the Class C Common Stock, Class B Common Stock and Class A Common Stock shall together constitute a single class of shares of the capital stock of the Corporation.

(a)       Voting Rights of Common Stock.

i.       Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

ii.       Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

iii.       Except as otherwise required by applicable law, shares of Class A Common Stock and shares of Class C Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)       Equal Status. Except as expressly provided in this Article FOURTH, Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination of the Corporation requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of any other class of Common Stock in connection with such merger, consolidation or combination (provided that if holders of Class B Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class B Common Stock, the holders of Class A Common Stock and Class C Common Stock shall be entitled to make the same election as to their shares of Class A Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock and Class C Common Stock shall receive the same amount and form of consideration on a per share basis as the holders of the Class B Common Stock (provided that if holders of Class B Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Class B Common Stock, the holders of Class A Common Stock and Class C Common Stock shall be entitled to make the same election as to their shares of Class A Common Stock).

(c)       Conversion of Class B Common Stock.

i.       Voluntary Conversion. The shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-to-one basis at any time and from time to time at the option of the holder. Any such conversion shall be effected by the surrender to the Corporation of the certificate or certificates representing the Class B Common Stock, together with written notice by the holder of such Class B Common Stock, stating that such holder desires to convert the shares of Class B Common Stock, or a stated number of such shares represented by such certificate or certificates, into an equal number of shares of the Class A Common Stock. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly upon receipt of such notice and certificates, issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate representing any Class B Common Stock shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion that were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such surrendered certificate or certificates shall have been received by the Corporation.

ii.       Mandatory Conversion. Upon a transfer by any holder of any issued and outstanding shares of Class B Common Stock, by operation of law or otherwise, to a person other than pursuant to a Permitted Transfer (as defined below) the shares of Class B Common Stock so transferred shall automatically, without any action on part of the transferor, the transferee or the Corporation, be converted into an equal number of shares of Class A Common Stock upon the consummation of such transfer. “Permitted Transfer” means a transfer of Class B Common Stock (a) voluntarily by the transferor to any trust, limited liability company, limited partnership or other entity having as its sole beneficiaries or owners such transferor, any spouse, parent, sibling, child or grandchild of such transferor or any combination of the foregoing, so long as such trust, limited liability company, limited partnership or other entity is controlled by such transferor (b) to a trust for the benefit of the holder or any member of the holder’s immediate family for estate planning purposes only, or (c) by will or intestacy. Upon surrender of the certificate or certificates representing the shares so transferred and converted the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates representing the shares of Class A Common Stock into which such transferred shares of Class B Common Stock have been converted.

iii.       Effect of Conversion. Any shares of Class B Common Stock converted pursuant to Section (c) of this Article FOURTH shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(d)       The holders of Class C Common Stock shall be entitled each year to a preferred dividend, in the amount set forth below, provided, however, that such dividend shall be payable only out of surplus or net profits as provided in Delaware General Corporation Law Section 170(a). Such dividend may be paid in equal quarterly installments. The dividend for each year (beginning with 2020) shall be an amount, per share, calculated as (i) 2.5% of the Corporation’s Gross Profit for the preceding fiscal year, divided by (ii) 12,871,000. Gross Profit for purposes of this paragraph shall mean for any period Net Sales less Cost of Sales for such period, as those terms are applied in Generally Accepted Accounting Principles and S.E.C. Regulation S-X, and shall be determined by the Corporation’s regular accountant, whose determination of Gross Profit shall, in the absence of any judicial finding of fraud, be conclusive and final. No dividends on any share of Class A Common Stock or Class B Common Stock shall be paid unless the preferred dividend payable on Class C Common Stock shall have been paid in full through such date. If any such preferred dividend Class C Common Stock dividend shall not be paid due to insufficiency of surplus or net profits, any such unpaid amount shall be accumulated and paid, prior to any other dividends on Common Stock, in the first year thereafter in which the Corporation shall have surplus or net profits. After the payment of the Class C Common Stock preferred dividend, any further dividend on Common Stock shall be declared and paid equally on each share of Common Stock, regardless of Class.

3.                  These amendments were duly adopted in accordance with the provisions of section 242 of the DGCL.

4.                  All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brig Taylor, its Chief Executive Officer, on April 8, 2019.

/s/ Brig Taylor
Brig Taylor, Chief Executive Officer